Exhibit 2.4

CONTRAT DE CESSION DE MARQUE

ENTRE LES SOUSSIGNES :
•
JEANNE LANVIN, société anonyme ayant son siège social situé 15, rue du Faubourg Saint-Honoré, 75008 Paris, immatriculée au RCS de Paris sous le numéro 612 048 629, représentée par son Président-Directeur général, Madame Shaw Lan CHU-WANG, ci-après dénommée le « CEDANT »,

D’une part,

ET :

•
INTER-PARFUMS, société anonyme ayant son siège social situé 4, rond-point des Champs-Élysées, 75008 Paris, immatriculée au RCS de Paris sous le numéro 350 219 382, représentée par son Président-Directeur général, Monsieur Philippe BENACIN, ci-après dénommée le « CESSIONNAIRE »,

D’autre part,

IL EST D’ABORD EXPOSE QUE:

Le CEDANT et le CESSIONNAIRE ont conclu un contrat de licence d’usage de marques et de formules prenant effet le 1er juillet 2004 et expirant le 30 juin 2019, soit pendant une durée de 15 ans (ci-après le « Contrat de Licence »).

En vertu du Contrat de Licence, le CESSIONNAIRE commercialise et distribue les lignes de parfums : « Rumeur », « Arpège Homme», « Eclat d’Arpège » et «L’homme » et « Arpège » en utilisant les marques concédées par le Contrat de Licence (ci-après les « Marques ») dont la liste figure en Annexe A aux présentes.

Le CEDANT est désireux de céder les Marques, dans la Classe internationale 3 de dépôt des marques, pour les produits de parfumerie et de toilette listés en Annexe B (ci-après les « Produits ») au CESSIONNAIRE qui est désireux de les acquérir.

Le CEDANT reste propriétaire des Marques dans toutes les autres classes internationales de dépôt et pour les produits et services autres que les Produits.

Le CEDANT et le CESSIONNAIRE signent ce jour (i) un contrat de coexistence de marques (le « Contrat de Cœxistence de Marques ») par lequel ils précisent les conditions dans lesquelles chacun exploitera les Marques parallèlement pour des produits différents et (ii) une convention d’assistance technique.

Le présent contrat a pour objet d’organiser la cession des Marques, dont les actes de dépôt sont annexés au présent contrat (Annexe C) et dont le CEDANT est titulaire, au profit du CESSIONNAIRE.

EN CONSEQUENCE DE QUOI, IL A ETE CONVENU ET ARRETE CE QUI SUIT :

Article 1- OBJET

1.
Le CEDANT cède, transfère et vend, par les présentes, au CESSIONNAIRE qui accepte sans aucune restriction ni réserve, la propriété pleine et entière des Marques déposées et/ou enregistrées (telles que listées en Annexe A), uniquement dans la Classe internationale 3 de dépôt des marques, et uniquement pour les Produits, pour le Monde entier, sans aucune restriction ni réserve autres que celles figurant aux présentes. Les certificats d’enregistrement des Marques enregistrées sont annexés à l’Annexe C.

2.
S’agissant des Marques déposées mais encore en cours d’enregistrement dans la Classe internationale 3 de dépôt des marques au jour des présentes, le transfert de propriété au profit du CESSIONNAIRE aura lieu une fois le dépôt réalisé, le CEDANT s’engageant à informer le CESSIONNAIRE de leur dépôt afin que celui-ci puisse prendre les dispositions nécessaires pour l’inscription de leur transfert, conformément aux dispositions de l’article 8 ci-après.

3.
Le CESSIONNAIRE devient ainsi par le présent contrat le titulaire exclusif des Marques dans la Classe internationale 3 de dépôt des marques, pour les Produits, selon les dépôts et numéros d’enregistrement visés à l’Annexe C.

4.	Il est expressément prévu pour l’interprétation de ce contrat que l’expression « Marques » désigne uniquement et restrictivement les marques répondant aux critères cumulatifs suivants:

•	Les marques listées en Annexe A et, pour les marques enregistrées, dont les certificats figure en Annexe C et

•	Dans la Classe internationale 3 de dépôt de marques et

•	Pour les Produits listés en Annexe B (à l’exclusion de tout autre produit ou service).

5.	Le CEDANT transmettra au CESSIONNAIRE tous les documents concernant les Marques dans les meilleurs délais.

6.	Le CEDANT cède au CESSIONNAIRE le droit de priorité attaché aux Marques, tel que reconnu par l’article 4 de la Convention internationale pour la protection de la propriété industrielle.

7.	Le CEDANT cède également au CESSIONNAIRE qui accepte tous les droits de poursuite judiciaire pour les faits de contrefaçon non prescrits à la date de la présente cession.

8.
Les frais, risques, ou bénéfices résultant de ces poursuites sont exclusivement supportés par le CESSIONNAIRE, et profitent au CESSIONNAIRE. En conséquence, le CESSIONNAIRE se trouve dès à présent seul subrogé dans tous les droits actions et privilèges du CEDANT sur les Marques, et acquiert la propriété et la jouissance entière des Marques, dont il pourra pour l’avenir disposer librement.

9.	La présente cession est consentie et acceptée sans autres garanties que celles de l’existence matérielle des Marques et celles visées à l’article 2 ci-dessous.

Article 2- GARANTIES

1.
Le CESSIONNAIRE déclare conna treiet avoir exploité les Marques, en application des dispositions du Contrat de Licence. Les Marques ont fait l’objet d’un enregistrement, conformément aux actes de dépôt annexés au présent contrat (Annexe C).

2.
Le CEDANT garantit avoir la pleine propriété sur les Marques enregistrées cédées et il certifie que ces marques n’ont fait l’objet d’aucune cession, licence, gage ou nantissement, à l’exception du Contrat de Licence. S’agissant des Marques en cours d’enregistrement, le CEDANT ne donne aucune garantie notamment eu égard au résultat de ses dépôts.

3.
Le CEDANT ne donne au CESSIONNAIRE aucune autre garantie que celle de son fait personnel et de l’existence matérielle de l’enregistrement des Marques enregistrées dont le dossier concernant l’enregistrement est joint en Annexe C du présent contrat.

4.
L’invalidation éventuelle totale ou partielle des enregistrements des Marques ou le refus d’enregistrement de Marques en cours de dépôt n’emportera aucune novation ou résolution du présent contrat, le CESSIONNAIRE reconnait expressément conclure la présente cession à ses seuls risques et périls.

5.
Les parties conviennent que la renommée de « JEANNE LANVIN » dans le prêt-à-porter de luxe et le domaine de la parfumerie est un élément important des Marques et de leur renommée. Dans cette optique, les parties attachent tout deux une importance primordiale à ce que dans tous les domaines l’image d’élégance, d’originalité et de qualité attachée à la marque LANVIN continue de se retrouver et continue d’être respectée en permanence tant que le CESSIONNAIRE sera propriétaire des Marques. Dans cet esprit, les parties signent ce jour le Contrat de Cœxistence de Marques.

Article 3- PRIX DE CESSION

1.	La présente cession est consentie et acceptée, moyennant un prix de forfaitaire, global et définitif égal à Vingt-Deux Millions (22.000.000) euros TTC (le « Prix »).

2.	Le Prix est payé en totalité par le CESSIONNAIRE au CEDANT ce jour par virement bancaire.

Article 4- CONSEQUENCES DE LA CESSION

En conséquence de ladite cession, le CESSIONNAIRE devient le titulaire de droits exclusifs sur les Marques, de sorte qu’à compter de la signature du présent acte, il en aura la propriété et la jouissance entière et pourra les exploiter à son gré, sous réserves des dispositions figurant aux présentes et dans le Contrat de Cœxistence de Marques.

1.	Le CESSIONNAIRE acquittera à compter du jour de la signature du présent acte, toutes les taxes de renouvellement des Marques.

2.	Le contrat prend effet à compter de la signature du présent acte de cession.

3.
La signature du présent contrat entraine, d’un commun accord, résiliation avec effet immédiat du Contrat de Licence, étant précisé que le CESSIONNAIRE s’engage à verser au CEDANT les redevances dues pour l’utilisation des Marques jusqu’au jour des présentes, conformément aux dispositions de l’article 9.2 du Contrat de Licence.

Article 5 - OPTION DE RACHAT

1.
Le CEDANT bénéficie d’une option de rachat des Marques, objet du présent contrat (l’ « Option »), ce que le CESSIONNAIRE accepte, dans les conditions suivantes. L’Option inclut également toutes les marques que le CESSIONNAIRE sera amené à déposer et/ou enregistrer avant la levée de l’Option et qui seront associées à l’une ou plusieurs des Marques pour la distribution et la commercialisation des Produits (ci-après les « Marques Futures »). Le CESSIONNAIRE s’engage à fournir, une fois par an, sur simple demande du CEDANT, un relevé du dépôt et des enregistrements des Marques Futures. Pour le cas de Marques Futures déposées mais pas encore enregistrées au 1er juillet 2025, le CESSIONNAIRE s’engage à prendre toutes les mesures nécessaires pour effectuer leur cession au CEDANT une fois l’Option levée et leur(s) dépôt(s) réalisé(s).

2.
L’Option sera exerçable par le CEDANT avec effet au 1er juillet 2025. Le CEDANT devra informer le CESSIONNAIRE de sa décision d’exercer l’Option en notifiant le CESSIONNAIRE par lettre avec recommandée AR envoyée au siège social du CESSIONNAIRE à l’attention de son représentant légal, au plus le tard le 31 décembre 2025 inclus. Une fois l’Option notifiée, les parties prendront les mesures nécessaires et signeront l’acte de cession approprié afin que la cession des Marques et des Marques Futures prenne effet au 1er juillet 2025, en application de la levée de l’Option.

3.	Le prix d’exercice de l’Option sera égal, au choix du CESSIONNAIRE, à l’une des deux sommes suivantes :

•	soit Soixante Dix Millions (70.000.000) euros TTC,

•	soit la moyenne des montants du Chiffre d’Affaire Net Mondial (tel que défini ci-après) réalisés durant l’année civile close le 31 décembre 2023 et l’année civile close le 31 décembre 2024.

L’expression « Chiffre d’Affaires Net Mondial » désigne le chiffre d’affaires mondial consolidé de la vente des Produits vendus sous l’une ou plusieurs des Marques et/ou des Marques Futures, tel que calculé selon les principes généraux comptables français tels qu’appliqués de manière constante par le CESSIONNAIRE (et selon la norme IFRS lorsque cette dernière sera applicable), déduction faite des facturations de la PLV, étant précisé qu’il s’agit du montant hors taxe des ventes facturées par le CESSIONNAIRE à tous ses « détaillants » (tout point de vente ou espace de vente au consommateur final habilité à vendre les produits portant la marque « Jeanne Lanvin ») et « distributeurs indépendants » (toute société indépendante habilitée à revendre les Produits portant la Marque JEANNE LANVIN en vertu d’un contrat écrit ou d’accords avec le CESSIONNAIRE à des détaillants dans un ou plusieurs pays). Par distributeur indépendant, il convient d’entendre toute entité qui ne soit pas contrôlée par le CESSIONNAIRE au sens des dispositions de l’article 233-3 du Code du Commerce. En outre, le Chiffre d’Affaires Net Mondial ne saura être inférieur à la partie relative aux Produits du chiffre d’affaires net total du CESSIONNAIRE tel que publié dans ses comptes annuels, déduction faite des facturations de la PLV. Il est expressément entendu entre les parties que la déduction du chiffre d’affaires des facturations de la PLV est conditionnelle au fait que le CESSIONNAIRE ne réalise pas une marge de plus de 30% sur ces facturations de PLV.

4.
Pour le cas où le prix de levée de l’Option choisi par le CESSIONNAIRE serait basée sur le Chiffre d’Affaires Net Mondial, le CEDANT disposera d’un droit d’audit, par un tiers expert de son choix, des déclarations du CESSIONNAIRE et notamment de l’état détaillé des ventes annuelles de Produits pour les années 2023 et 2024.

5. Le prix d’exercice de l’Option sera versé au jour de la réalisation de la cession des Marques et des Marques Futures, en application de la levée de l’Option.

6.
Le CESSIONNAIRE s’engage vis-à-vis du CEDANT à prendre toutes les mesures nécessaires afin de respecter et à faire respecter en permanence, dans toutes ses actions et initiatives, l’image de qualité, d’élégance et d’originalité attachée aux Marques et aux Marques Futures, notamment en ce qui concerne la qualité des produits distribués en utilisant ces marques, leur aspect esthétique, leur publicité, leur promotion et leur distribution jusqu’au 1er juillet 2025. Ces engagements sont notamment repris et détaillés dans le Contrat de Coexistence de Marques.

7.
Le CESSIONNAIRE s’interdit de céder les Marques et les Marques Futures à un tiers jusqu’au 1er juillet 2025 et s’interdit de consentir à des tiers des droits de licence sur les Marques et les Marques Futures pour une durée excédant le 1er juillet 2025.

8.
Le CESSIONNAIRE s’engage à prendre toutes les mesures nécessaires afin de garantir le maintien de la protection des Marques et des Marques Futures jusqu’au 1er juillet 2025, dans tous les territoires dans lesquels les Marques et les Marques Futures sont et seront exploitées (qu’il s’agisse, par exemple, de s’acquitter de toutes les taxes de renouvellement de marques ou d’initier les poursuites judiciaires appropriées en cas de contre-façon).

9.	Le CESSIONNAIRE s’engage à ne pas cesser d’exploiter l’une des Marques ou Marques Futures, sans l’accord préalable écrit du CEDANT, avant le 1er juillet 2025.

Article 6- LANGUE DU CONTRAT

1.	Le présent acte est conclu en six exemplaires rédigés en langue française (dont un pour chaque partie, un pour l’administration fiscale et un pour chaque organisme d’enregistrement des marques).

2.	Dans le cas où il serait traduit en une ou plusieurs langues étrangères, seul le texte français ferait foi en cas de litige entre les parties.

Article 7- DROIT APPLICABLE -LITIGES

1.	Le présent acte est soumis au droit français.

2.	Tout différend né entre les parties de son interprétation et/ou de son exécution sera soumis, à défaut de résolution amiable, au Tribunal de Grande Instance de PARIS.

Article 8- INSCRIPTION AU REGISTRE DES MARQUES

1.	La présente cession sera inscrite auprès des registres nationaux compétents (INPI) par le CESSIONNAIRE dans les meilleurs délais.

2.	Les frais afférents aux formalités administratives d’inscription de la présente cession sont à la charge du CESSIONNAIRE qui s’y oblige.

3.
En cas de difficultés ou d’impossibilités d’ordre technique, administratif ou juridique (notamment liées aux particularités de certains droits des marques nationaux) pour inscrire auprès des registres nationaux compétents la présente cession conformément aux dispositions des présentes, les parties s’engagent à collaborer afin de trouver la meilleure solution technique possible, au cas par cas, dans le respect des intérêts de chacune des parties et de l’esprit du présent contrat et à signer, si besoin, les accords complémentaires nécessaires à cette fin.

Article 9- POUVOIR

Tout pouvoir est donné au porteur d’un original du présent acte, pour faire inscrire ou compléter ladite cession au Registre des marques.

Article 10- CONFIDENTIALITE

Les parties se concerteront au préalable sur les termes du communiqué qu’ils publieront conjointement au sujet de la signature des présentes.

A l’exception de la divulgation des informations strictement nécessaires à l’accomplissement des formalités visées à l’article 8 ci-dessus et au respect des obligations d’information imposées au CESSIONNAIRE par les réglementations française et américaine applicables aux sociétés cotées, chacune des parties s’engage à ne pas divulguer les termes et conditions du présent contrat de cession sans l’accord préalable de l’autre partie. En cas de communication publique sur le présent contrat par le CESSIONNAIRE en application des réglementations précitées, le CESSIONNAIRE s’engage à en informer au préalable le CEDANT.

Fait à PARIS
Le 30 juillet 2007
En six exemplaires originaux

/s/ Shaw Lan CHU-WANG	/s/ Philippe BENACIN
LE CEDANT Madame Shaw Lan CHU-WANG	LE CESSIONNAIRE Monsieur Philippe BENACIN

LISTE DES ANNEXES

Annexe A- Détail des Marques
Annexe B- Liste des Produits
Annexe C- Certificats de dépôt des Marques

[SCHEDULES AND ANNEXES ARE OMITTED, BUT WILL BE FILED SUPPLEMENTALLY WITH THE COMMISSION UPON REQUEST]